                                                                      EXHIBIT 12

                     EMPLOYMENT & NON-COMPETITION AGREEMENT


 1.      This Agreement is effective September 1, 1997.

 2. Employee is Richard T. Crowder. The Company is DEKALB Genetics Corporation and its subsidiaries and affiliates.

 3. Employee shall be employed by the Company until the anniversary of the effective date of this Agreement and until each subsequent anniversary of such effective date except that either Employee or the Company may terminate such employment as of any particular such anniversary by providing the other party written notice thereof prior to such anniversary.

 4.      Employee shall work for the Company in an executive capacity.

 5. Employee shall perform the duties assigned by the Company ("Duties") at such location(s) as the Company reasonably requires.

 6. Employee shall devote full efforts during normal business hours to Duties, and the Company shall receive all of the benefits related to Duties.

 7.      Employee's annual compensation is described in Exhibit A. If the
         Exhibit is not updated prior to an anniversary date, the terms of the Exhibit shall continue until a new written Exhibit is agreed to by the parties.

 8. If Employee dies or becomes disabled and cannot perform Employee's Duties with reasonable accommodation, Employee or employee's estate shall receive an annual performance bonus equal to the target annual performance bonus in effect at the Employee's death or date of disability, prorated for the portion of the year up to the date of such death or disability.

 9. The Company will pay Employee's travel and other business expenses, consistent with company policies and as supported by appropriate documentation.

10. Other than in the normal course of Duties with the Company, Employee will not at any time, during or after employment by the Company, disclose any non-public information relating to the Company. Employee agrees to treat as confidential all such information, whether written or otherwise, including but not limited to, information regarding financial reports, employees, customers, products, costs, prices, services, research programs, patents, equipment, systems, production procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements.

11. Upon termination of employment, Employee will return to the Company all assets and all books, records, lists and other written materials, including information in computers or computer disks, whether furnished by the Company or prepared by the Employee, which contain any information relating to the Company's business.


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12.      Employee shall make full and prompt written disclosure to the Company of any business opportunity of which Employee becomes aware and which relates to the business of the Company.

13. All inventions, discoveries, ideas, improvements and designs made or conceived by Employee, and copyrights to all software, writings or other materials prepared by Employee, in each case solely or with others, while employed by the Company, during or after working hours, which are related to the actual or anticipated business of the Company, belong exclusively to the Company. Employee shall make full and prompt written disclosure to the Company of the above. At the request and expense of the Company, either before or after termination of employment, Employee shall execute a written assignment of and shall assist in acquiring and maintaining patent or other proprietary information protection of the Company's rights to such inventions, ideas, improvements, designs or copyrights.

14. For three years after employment, Employee will not, in any way or capacity, solicit any officer, director, employee or other individual:

         A.     to leave employment or any position with the Company,

         B.     to compete with the business of the Company, or

         C.     to violate the terms of any agreement with the Company.

15. For 24 months following termination of Employee's employment with Company for any reason whatsoever, Employee will not, in any way or capacity, participate in or have any employment, consultant, financial, management or other interest in any business enterprise anywhere that engages in or plans to engage in (either at the time of Employee's termination and/or during the 24-month period following such termination) significant or substantial competition with any business conducted by the Company involving the producing, distributing or marketing of hybrid or specialized agricultural seeds or conducting or administering any research activities relating to hybrid or specialized agricultural seeds.

16. During the period set forth in paragraph 15, the Company shall (except in the case of Employee's termination on account of death or inability to perform Duties due to disability) pay Employee one-twelfth of Employee's base salary and one-twelfth of Employee's target annual performance bonus (both at the rate in effect on Employee's termination date) for every one month during the period set forth in paragraph 15. The Company shall not, however, be obligated to make such payments during any period of time that Employee is in breach of paragraph 15 of this Agreement.

17. Payments by the Company to Employee pursuant to paragraph 16 shall be in addition to the Company's severance policy under change of control. Payments pursuant to paragraph 16 shall not, however, be in lieu of any compensation due Employee for Company's breach of this Agreement (e.g., the Company's obligation to make salary


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         and bonus payments in the event of the Company's termination of
         Employee without cause during the term of this Agreement or any annual extension thereof). The Company agrees to be liable for, reimburse Employee for, and advance Employee amounts for taxes required to be paid by Employee under Section 4999 of the Internal Revenue Code of 1986, as amended, due to compensation, fringe benefits and other remuneration provided by the Company to the Employee ("Remuneration"), and any interest and penalties with respect to such taxes (such taxes, interest and penalties, "Excise Tax") and to provide the Employee with an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalty imposed with respect to such taxes), including without limitation any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Remuneration. The Company agrees to pay all such amounts pursuant to, and all other amounts with respect thereto provided by and pursuant to, the terms of the Company's policies and procedures in effect at the time of the change of ownership or effective control of the Company pursuant to which such Excise Tax may become payable.

18. Employee agrees that (a) both the duration and geographic scope of paragraph 15 are necessary to reasonably and adequately protect the Company's businesses, and (b) the compensation provided in paragraph 16 will adequately compensate Employee during transition to new employment or other status.

19. Employee will not begin employment with another employer without first giving at least thirty days notice to the Company. Prior to accepting any new employment, Employee shall inform his new employer of the existence of this Agreement and provide a copy hereof to such new employer.

20. Except as otherwise provided in this Agreement, Employee's rights under any employee benefit plan shall not be affected by this Agreement.

21. Employee has received a copy of both the DEKALB Antitrust Compliance Policy and the DEKALB Business Conduct Standards. Employee will adhere to the policies and principles contained therein, and will require all employees reporting to Employee to adhere to those policies and principles.

22. The Company shall have the right, at its own expense and for its own benefit, to take out life insurance on Employee in such amount or amounts as it shall see fit, and Employee agrees to cooperate with the Company in obtaining such insurance.

23. The Beneficiary Designation form attached hereto as Exhibit B is a part of this Agreement. In the event of Employee's death when no beneficiary designation is in effect, the Company shall make payment of any amounts to which Employee was entitled to Employee's personal representative, heirs, devisees or legatees. Employee may change Exhibit B at any time, by providing an amended version to the Personnel Department.

24. Without limiting the rights of the Company to pursue all other legal and equitable rights


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         available to the Company, it is agreed that: (a) the Duties performed by Employee are of a special, unique, unusual and extraordinary character which give them a peculiar value, and the loss of such performance cannot be reasonably and adequately compensated in damages in an action at law, and (b) remedies other than injunctive relief cannot fully compensate the Company for violation of Paragraphs 10 through 19, of this Agreement; accordingly, the Company shall be entitled to injunctive relief to prevent violations of such paragraphs or continuing violations thereof. All of Employee's covenants in and obligations under Paragraphs 10 through 19, this Agreement shall continue in effect notwithstanding termination of Employee's employment under any circumstances whatsoever.

25. If in any proceeding a term, geographic or other restriction, covenant or promise contained herein is found to be unreasonable, unlawful or otherwise invalid and for that reason unenforceable, then such term, geographic or other restriction, covenant or promise shall automatically be deemed modified to the extent necessary to make it enforceable.

26. This Agreement shall be binding upon the Company, its successors and assigns and upon Employee, Employee's heirs, executors and administrators. This Agreement may be assigned by the Company or transferred by operation of law. Employee agrees that if the Company is sold or Employee is transferred to a subsidiary or affiliate, or from one subsidiary or affiliate to another, all terms and conditions of this Agreement shall remain in force as if it initially had been made with that purchaser, subsidiary or affiliate.

27. Notices contemplated by this Agreement shall be effective when delivered in writing to the Company at 3100 Sycamore Road, DeKalb, IL 60115, ATTN: General Counsel or to Employee at 1101 Iroquois Avenue, #2223, Naperville, IL 60563.

28. This Agreement, including Exhibits A, B, C and D as they may be amended from time to time, all confidentiality agreements and all invention assignment agreements signed by Employee during any employment with the Company, contain the entire agreement between the parties hereto with respect to the transactions contemplated herein; together they supersede all prior negotiations and other agreements, both oral and written, between the parties and they cannot be modified except by an instrument in writing signed by both parties.


                                          Richard T. Crowder
                                          /s/ Richard T. Crowder
                                          -------------------------------------


                                          DEKALB Genetics Corporation


                                          By: /s/ Jack McEnery
                                             ----------------------------------


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                            FY1998 EARNINGS AGREEMENT
                                       FOR

                               RICHARD T. CROWDER



This will confirm and describe your earnings opportunity for Fiscal 1998.

Your base salary during fiscal 1998 shall be paid at the annual rate of $250,000.

You are eligible for a performance bonus targeted at a total of $135,000. The amount you actually earn may be greater or lesser than this target depending on final FY'98 performance compared to expectations. Your bonus will be based on the following:

         Fifty-five percent, or a target bonus of $74,250, will be based on DGC's FY'98 International Seed Profit Contribution as follows:

                          FY'98 INT'L. SEED                    % OF BONUS
                        PROFIT CONTRIBUTION                    TARGET PAID
                        -------------------                    -----------
                               (MM)

                               <$20.0                               0%
                                 20.0                              50
                                 22.3                             100
                                 28.0                             175
                                 30.0                             200


         Fifteen percent, or a target bonus of $20,250, will be based on Worldwide Seed Profit Contribution as follows:


                             FY'98 Worldwide                   % of Bonus
                        Seed Profit Contribution               Target Paid
                        ------------------------               -----------
                                  (MM)
                                  <58.0%                            0%
                                   58.0                           100
                                   70.0                           150
                                   88.0                           200


FY'98 Earnings Agreement - Richard T. Crowder
Page 2



         Ten percent, or a target bonus of $13,500, will be based on DGC's FY'98 Earnings per Share as follows:


                        FY'98 DGC EARNINGS                     % OF BONUS
                             PER SHARE                         TARGET PAID
                        -------------------                    -----------
                               <$0.80                                 0%
                                 0.80                                50
                                 0.96                               100
                                 1.20                               200


         Twenty percent, or a target bonus of $27,000, will be based on DGC's FY'98 International Seed Return on Assets ("ROA") as follows:


                          FY'98 Int'l.                    % of Bonus
                           Seed ROA                       Target Paid
                          ------------                    -----------
                             < 25.0%                            0%
                               25.0                            50
                               30.0                           100
                               40.0                           200


For any bonus determined by table where the final results fall between two stated levels, the bonus percentage paid will be determined by interpolation on a prorata, straight-line basis between the surrounding two stated levels.

In order to be eligible for any bonus payment, you must be employed on August 31, 1998.

You may at this time elect when to receive your performance bonus payment (prior to the bonus actually being earned). Please indicate when you desire payment.

                                                      1998
                                        ----------
                                            X         1999
                                        ----------

FY'98 Earnings Agreement - Richard T. Crowder
Page 3



Please review this agreement carefully. If, after your review, you agree with and understand the above, please sign both copies, keep one and return the other to Human Resources.


                                        DEKALB


                                        By: /s/ Richard O'Ryan
                                           ------------------------------
                                        Employee:


11-21-97                                By: /s/ Richard T. Crowder
---------------------------------          ------------------------------
           Date                                  Richard T. Crowder

                            BENEFICIARY DESIGNATION



      I hereby designate the following as my beneficiary or beneficiaries to receive any payments to which I may be entitled under the Agreement to which this Exhibit B is attached and which become payable following my death. The Company shall be fully protected in making any such payments to such designated beneficiary or beneficiaries.


Primary Beneficiary             Relationship              Social Security Number

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Contingent Beneficiaries        Relationship              Social Security Number

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                                               Employee


Date:
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